Exhibit 99.1

Subject: CNL Healthcare Properties Announces Plans to Conduct a Net Asset Valuation

FOR BROKER-DEALER AND RIA USE ONLY.

On Jan. 26, 2016, CNL Healthcare Properties, Inc. (the REIT) filed a Form 8-K to announce that it has engaged CBRE Capital Advisors, Inc., an independent investment banking firm, to assist the REIT’s valuation committee with the preparation of the estimated net asset value (NAV) per share of its common stock as of Dec. 31, 2015.

•	The REIT anticipates announcing the estimated NAV and any related change to the price of shares under its Distribution Reinvestment Plan (DRP) on or about Feb. 16, 2016.[1] The REIT’s board of directors can change the purchase price for shares under the DRP from time to time and the estimated NAV is anticipated to influence the DRP price per share.

•	The NAV will be estimated in accordance with the REIT’s valuation policy and certain methodologies set forth by the Investment Program Association (IPA), [2] a trade association for non-listed direct investment vehicles, in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs.”

•	The REIT will hold a webinar for its shareholders and financial advisors to review the valuation results on Feb. 18, 2016, at 3 p.m. EST. Visit CNLHealthcareProperties.com/webinar to register for the webinar and dial 800-672-2065 to listen.

We look forward to providing additional information about the REIT’s valuation. For additional information, please contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

FOR BROKER-DEALER AND RIA USE ONLY.

1 The REIT has made every effort to estimate the dates when information about the estimated NAV will be announced and reviewed; however, it cannot guarantee these dates will not change.

2 There is no assurance that the REIT’s adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of the REIT’s estimated NAV.

See SEC filing or offering documents for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the REIT’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.